Exhibit 5
October 7, 2008
Cleveland-Cliffs Inc
1100 Superior Avenue
Cleveland, Ohio 44114
     Re:     Cleveland-Cliffs Inc — Registration Statement on Form S-3
Ladies and Gentlemen:
     I am General Counsel and Secretary for Cleveland-Cliffs Inc, an Ohio corporation (“Cleveland-Cliffs”). This opinion is being furnished in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by Cleveland-Cliffs with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).
     The Registration Statement relates to the sale of 4,000,000 common shares, par value $0.125 per share (the “Common Shares”) of Cleveland-Cliffs by the entities named as selling shareholders in the Registration Statement, as contemplated by the Registration Statement.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     I have examined such documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of the opinion set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making my examination of the documents executed and delivered by parties other than Cleveland-Cliffs, I have assumed (i) that such parties had the power, corporate or otherwise, to enter into and perform all obligations thereunder, (ii) the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and (iii) the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that I have not independently established or verified, I have relied on the statements and representations of the officers and other representatives of Cleveland-Cliffs and others.
     Based upon and subject to the foregoing, I am of the opinion that the Common Shares have been duly authorized and validly issued, and are fully paid and non-assessable.
     I am admitted to the Bar of the State of Ohio, and am not admitted to the Bar of any other jurisdiction. My examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly my opinion herein is limited to, the Oho General Corporation Law, including the statutory provisions, all applicable provisions of the Ohio Constitution and reported judicial decisions interpreting the foregoing. I express no opinion with respect to any other law of the State of Ohio or of any other jurisdiction.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, however, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ George W. Hawk, Jr.
George W. Hawk, Jr.
General Counsel and Secretary